EXHIBIT 21.1
Subsidiaries of the Registrant
(Global Industries, Ltd.)

NAME	INCORPORATION
GLBL Holdings, L.L.C.	Louisiana
GIL Mauritius Holdings, Ltd.	Mauritius
GLBL Brasil Oleodutos e Servicos Ltda.	Brazil
Global Al Rushaid Offshore Company, Ltd. f/k/a Subtec Saudi Arabia Limited	Saudi Arabia
Global Asia Pacific Industries, Sdn. Bhd.	Malaysia
Global Construction Mauritius Services, Ltd.	Mauritius
Global Divers and Contractors, L.L.C.	Louisiana
Global Industries (B)Sdn. Bhd.	Brunei
Global Industries Asia Pacific Pte, Ltd.	Singapore
Global Industries Australia Holding Pty Ltd.	Australia
Global Industries International, L.L.C.	Louisiana
Global Industries International, L.P.	Cayman Islands
Global Industries Mexico Holdings, S. de R.L. de C.V.	Mexico
Global Industries Offshore (Thailand), Ltd.	Thailand
Global Industries Offshore Hong Kong Limited	Hong Kong
Global Industries Offshore Labuan Ltd.	Labuan
Global Industries Offshore Netherlands, BV	The Netherlands
Global Industries Offshore Services, S. de R.L. de C.V.	Mexico
Global Industries Offshore Spain, S.L.	Spain
Global Industries Offshore, L.L.C.	Louisiana
Global Industries Services, S. de R.L. de C.V.	Mexico
Global International Vessels, Ltd.	Cayman Islands
Global Movible Offshore, L.L.C.	Louisiana
Global Offhsore (Malaysia) Sdn. Bhd.	Malaysia
Global Offshore International Abu Dhabi LLC	United Arab Emirates
Global Offshore International, L.L.C.	Louisiana
Global Offshore International, Ltd.	Cayman Islands
Global Offshore Mexico, S. de R.L. de C.V.	Mexico
Global Offshore, Pty. Ltd.	Australia
Global Pipelines Plus (Nigeria), Ltd.	Nigeria
Global Pipelines Plus, L.L.C.	Louisiana
Global Vessels Mauritius, Ltd.	Mauritius
Global Vessels Mexico, S. de R.L. de C.V.	Mexico
Pipelines, L.L.C.	Louisiana
PT Global Industries Asia	Indonesia
Subtec Asia Limited	Isle of Man
Subtec Marine Services Limited	Cyprus
Subtec Middle East Limited	Delaware
Subtec National, L.L.C.	United Arab Emirates
Subtec Offshore Support, Ltd.	Cyprus